Exhibit 99.2

CONSENT OF TPH&CO.

We hereby consent to the use of our opinion letter dated June 9, 2024 to the Board of Directors of Diamond Offshore Drilling, Inc. (“Diamond Offshore”), included as Annex C to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Noble Corporation plc (“Noble”), that is being filed with the Securities and Exchange Commission on or promptly after the date hereof (the “Registration Statement”), relating to the proposed transaction involving Diamond Offshore and Noble, and to the description of such opinion and the references to our name contained therein under the headings “Summary—Opinions of Diamond Offshore’s Financial Advisors”, “The Transactions—Background of the Transactions”, “The Transactions—Recommendation of the Diamond Offshore Board and Its Reasons for the Transactions”, “The Transactions—Opinions of Diamond Offshore’s Financial Advisors” and “The Transactions—Certain Unaudited Forecasted Financial Information.”

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

TPH&Co.
(The energy business of Perella Weinberg Partners LP)

/s/ TPH&Co.

Houston, Texas

July 8, 2024